FOR IMMEDIATE RELEASE  January 29, 2002


                            HOMEGOLD FINANCIAL, INC.
                         ADOPTS SHAREHOLDER RIGHTS PLAN

HomeGold Financial, Inc.  -- Nasdaq OTCBB (HGFN)
CONTACT: Kevin Martin, HomeGold (803) 365-2184

                                  -------------

         COLUMBIA, SOUTH CAROLINA - HomeGold Financial, Inc. (the "Company") today announced that its Board of Directors adopted a Shareholder Rights Plan and declared for each outstanding share of Common Stock of the Company a Shareholder Right to be effective January 29, 2002 to stockholders of record at the close of business on January 9, 2002.

         The purpose of the Rights is to protect the Company's net operating loss carry-forwards ("NOLs"). As of December 31, 2001, the Company had NOLs in excess of $100 million. Under the Internal Revenue Code and rules promulgated by the Internal Revenue Service, the Company can "carry forward" these losses in certain circumstances to offset future earnings and thus reduce its federal income tax liability (subject to certain requirements and restrictions). The Company believes that it will be able to carry forward a substantial portion of its NOLs in certain circumstances and so believes these NOLs constitute a substantial asset of the Company. If the Company experiences an "Ownership Change" as defined in Section 382 of the Internal Revenue Code during a three year period, its ability to use the NOLs could be substantially limited or lost altogether. The acquisition of HomeSense Financial Corp. and its affiliates by the Company on May 9, 2000, came close to constituting an Ownership Change. The Company believes that if a new stockholder were to acquire beneficial ownership of 5% or more of the Company's Common Stock or an existing "5% stockholder" were to increase its ownership before May 9, 2003, an Ownership Change could occur and the Company could lose part or all of its NOLs. The Board of Directors of the Company has issued the Rights to protect the NOLs which in turn will protect shareholder value.

         The Rights will be attached to all outstanding shares of Common Stock, and no separate Right Certificates will be distributed. The Rights will be triggered initially by the acquisition by a person or group of affiliated or associated persons (other than certain exempt persons) of beneficial ownership of such number of shares of Common Stock as, taken with any Common Stock already owned by such person or group, equals or exceeds 5% of the outstanding shares of Common Stock (each such acquirer, an "Acquiring Person"). The Rights may be triggered a second time in the event another Acquiring Person acquires Common Stock. Rights that are beneficially owned by an Acquiring Person become null and void at the time of the acquisition.

      The Rights will expire at the close of business on May 9, 2003 unless previously redeemed by the Company.

      Ronald J. Sheppard, Chief Executive Officer of HomeGold commented, "The protection of our net operating loss carry-forward is a critical step in our rebuilding process. In conjunction with future profits we are working to achieve, it could provide additional cash flow for funding future growth."

         HomeGold is an originator of sub-prime mortgage loans that is headquartered in Columbia, SC. It is licensed to originate such loans in 44 states, and currently operates Regional Production Centers in Greenville and West Columbia, SC, Cincinnati, OH, San Antonio, TX, Huntingdon, PA and Phoenix, AZ. HomeGold currently has approximately 860 employees.

The preceding discussion contains certain "forward-looking statements". These are based on the Company's expectations and are necessarily dependent upon assumptions, estimates and data that the Company believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. The Company does not undertake to publicly update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.